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                                                                   EXHIBIT 10.20




                   SUMMARY OF EXECUTIVE LIFE INSURANCE PROGRAM



         Executives of FirstMerit Corporation ("Corporation") are eligible for group life insurance coverage of $50,000. In addition, a Variable Adjustable Life Insurance Policy is issued to and owned by the executive in the pre-retirement death benefit amount of $500,000. The beneficiary of this Variable Life Policy is at the discretion of the executive. Premiums on this life insurance policy are paid by the Corporation during the time while the executive is actively a member of the FirstMerit Executive Committee and until his/her retirement. If the executive should leave the Corporation or cease to be a member of the FirstMerit Executive Committee, for reasons other than retirement, premium payments will cease to be the obligation of the Corporation and the executive will assume full responsibility for all future premium payments necessary to maintain the policy.

         Upon retirement, the $50,000 group portion will cease. The individual Variable Adjustable Life Policy, explained above, is targeted to provide an amount of death benefit in retirement based upon the executive's age at the time of entry into the Executive Committee, and based upon an assumed interest or investment rate of return in the policy. If entry to the Executive Committee is prior to age 55, the post-retirement death benefit is targeted to be $500,000. If entry is between age 55 and 59, the post-retirement death benefit is targeted to be $350,000. If entry is at or after age 60, the post-retirement death benefit is targeted to be $200,000. This policy has many options for the executive to consider with regards to investment options.